CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated May 28, 2004, relating to the financial statements and financial highlights of BACAP Alternative Multi-Strategy Fund, LLC, which appear in such Registration Statement. We also consent to the reference to us under the headings "Independent Registered Public Accounting Firm", "Financial Highlights" and "Independent Registered Public Accounting Firm and Legal Counsel" in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
June 22, 2004

03564.0004 #494320